                                                                    EXHIBIT 99.1

                                  [ONEIDA LOGO]


INVESTOR RELATIONS CONTACTS:                         PRESS CONTACTS:
Andrew G. Church, Chief Financial Officer            Wilber D. Allen, Corporate Public Relations
Oneida Ltd.  (315) 361-3000                          Oneida Ltd. (315) 361-3000

FOR IMMEDIATE RELEASE
---------------------


                    ONEIDA LTD. ANNOUNCES MANAGEMENT CHANGES


ONEIDA, N.Y. (March 23, 2005) Oneida Ltd. (OTC: ONEI) today announced the resignation of Peter J. Kallet as President and Chief Executive Officer. Mr. Kallet will remain in his role as Chairman of the Board of Directors through the annual meeting in May 2005. At that time, he will assume a new position at the Company as Vice Chairman-Strategic Alliances and Corporate Development. The Board of Directors has named Terry G. Westbrook, a current Board member, as President and Chief Executive Officer.

Mr. Kallet joined Oneida in 1967 and has held his most recent positions since 2000. It was under his tutelage that Oneida initiated its current strategic restructuring. "I am honored to have worked side by side with so many outstanding employees at Oneida," said Mr. Kallet. "I recognize that our reengineering has been a very difficult undertaking, but it is critical to establishing the groundwork for the long-term success of the Company. With the knowledge that the Company's new Board of Directors is now firmly in place, I felt it was the right time to hand over the reins".

Mr. Westbrook, most recently, has been a managing principal in private equity transaction activities. Previously, Mr. Westbrook served as the Senior Vice-President, Finance and CFO for The Quaker Oats Company and was a member of its Management Committee. He also served as a Director of The Quaker Oats Company of Canada Ltd. and had tenure with Quaker Asia/Pacific operations. In addition, Mr. Westbrook previously held the position of Senior Vice President and CFO at industry leaders General Binding Corporation and Utilicorp United. His prior experience also includes corporate and operating positions at General Mills. "The Company has made great strides in redirecting our strategic and tactical focus to a more competitive global sourcing process," said Mr. Westbrook. "We will continue the mission of bringing high quality tabletop products to the marketplace in a timely, efficient and cost effective manner."

Oneida is a leading source of flatware, dinnerware, crystal and metal serveware for both the consumer and food service industries worldwide.

Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation

Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.